Chembio Diagnostics Supports Recent USPSTF Routine Testing Recommendations

MEDFORD, N.Y (May 2, 2013) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today announced the Company’s support for the U.S. Preventive Services Task (USPSTF) new recommendations for HIV testing of all adults aged 15-65, regardless of their risk, as published on April 29, 2013 and printed in the Annals of Internal Medicine.

The new guidelines from the USPSTF, a government-backed panel of doctors and scientists, now align with longstanding recommendations by the U.S. Centers for Disease Control and Prevention for testing of all adults aged 15 to 65, regardless of their risk.

Guidelines issued by the USPSTF in 2005 had recommended HIV screening for high-risk individuals.
Experts said the change will likely trigger coverage for the tests as a preventive service under the Affordable Care Act. Under President Barack Obama's healthcare law, insurers are required to cover preventive services that are recommended by the task force.

"We fully support the new USPSTF HIV testing recommendations, as they should help to lower overall health care costs by the early identification of those infected.  Early diagnosis helps decrease the spread of these infectious diseases and promotes early access to care, which reduces the need for more costly late-stage treatments," said Lawrence Siebert, President and Chief Executive Officer of Chembio Diagnostics, Inc. "As a result of the recommendations, it is expected that more individuals will get tested and learn their HIV status.   We believe our current and in-the-pipeline rapid, point-of-care diagnostic testing products for the detection of HIV, as well as our tests for other infections that can be related to these, such as Syphilis, will serve important roles in achieving the goals of the recommendations."

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR
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